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                                  EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of Eaton Vance Corp.:

We consent to the incorporation by reference in the Registration Statements listed at Exhibit 99.2 on Forms S-8 and S-3 of Eaton Vance Corp. (the "Company") of our report dated November 21, 2001 (December 21, 2001 as to Note 17) (the report on the consolidated financial statements expressing an unqualified opinion and including an explanatory paragraph relating to changes in the method of accounting for offering costs incurred in connection with the distribution of closed-end funds) incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended October 31, 2001.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 29, 2002